SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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MILLENNIUM QUEST, INC
(Name of Registrant as Specified in Its Charter)

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SCHEDULE 14C INFORMATION STATEMENT
(Pursuant to Regulation 14C of the Securities Exchange Act
of 1934 as amended)

MILLENNIUM QUEST, INC.
Beihuan Road
Junan County, Shandong
People’s Republic of China

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

This Information Statement is first being mailed on or about May 21, 2007, to the holders of record (the “Stockholders”) of the outstanding common stock, 0.001 par value per share (the “Common Stock”) and Series A Voting Convertible Preferred Stock (“Series A Preferred Stock”) of Millennium Quest, Inc., a Delaware corporation (the “Company”), as of the close of business on April 30, 2007 (the “Record Date”), pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). This Information Statement relates to a written consent in lieu of a meeting, dated April 30, 2007, (the “Written Consent”) of Stockholders of the Company owning at least a majority of the outstanding shares of Common Stock and Series A Preferred Stock of the Company, voting together as a single class on an as-converted to Common Stock basis, as of the Record Date (the “Majority Stockholders”). Except as otherwise indicated by the context, references in this Information Statement to “Company,” “we,” “us,” or “our” are references to Millennium Quest, Inc.

The Written Consent authorized an amendment and restatement of our Restated Certificate of Incorporation (the “Restated Certificate”), which integrate into a single instrument our current Restated Certificate of Incorporation and amend our current Restated Certificate of Incorporation to, among other things:

(i) increase our total authorized stock from 20,000,000 to 200,000,000 shares of Common Stock;

(ii) effect and implement a 1-for-32.84 reverse split of the outstanding shares of our Common Stock (the “Reverse Split”); and

(iii) change our name to “American Lorain Corporation” and expand the scope of business activities in which we may engage.

A copy of the Restated Certificate is attached to this Information Statement as Appendix A. The Restated Certificate will become effective when it is filed with the Delaware Secretary of State. We anticipate that such filing will occur twenty (20) days after this Information Statement is first mailed to Stockholders.

The Written Consent constitutes the consent of a majority of the total number of shares of outstanding Common Stock and Series A Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, and is sufficient under Section 228 of the Delaware General Corporation Law and the Company’s Bylaws to approve the Restated Certificate. Accordingly, the Restated Certificate is not presently being submitted to the Company’s other Stockholders for a vote. The action by Written Consent will become effective when the Company files the Restated Certificate with the Delaware Secretary of State (the “Effective Date”).

PLEASE NOTE THAT THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS MEETING WILL BE HELD TO CONSIDER THE MATTERS DESCRIBED HEREIN. THIS INFORMATION STATEMENT IS BEING FURNISHED TO YOU SOLELY FOR THE PURPOSE OF INFORMING STOCKHOLDERS OF THE MATTERS DESCRIBED HEREIN PURSUANT TO SECTION 14(C) OF THE EXCHANGE ACT AND THE REGULATIONS PROMULGATED THEREUNDER, INCLUDING REGULATION 14C.

By Order of the Board of Directors,

/s/ Si Chen
Si Chen
Chief Executive Officer

GENERAL INFORMATION

This Information Statement is being first mailed on or about May 21, 2007, to Stockholders of the Company by the board of directors to provide material information regarding corporate actions that have been approved by the Written Consent of the Majority Stockholders.

Only one Information Statement is being delivered to two or more Stockholders who share an address unless we have received contrary instruction from one or more of such Stockholders. We will promptly deliver, upon written or oral request, a separate copy of the Information Statement to a security holder at a shared address to which a single copy of the document was delivered. If you would like to request additional copies of the Information Statement, or if in the future you would like to receive multiple copies of information statements or proxy statements, or annual reports, or, if you are currently receiving multiple copies of these documents and would, in the future, like to receive only a single copy, please so instruct us by writing to the corporate secretary at the Company’s executive offices at the address specified above. We will also provide you, at no additional charge, upon written or oral request, a copy of any document that has been incorporated herein by reference, (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the proxy statement incorporates), by first class mail within one business day of receipt of such request.

PLEASE NOTE THAT THIS IS NOT A REQUEST FOR YOUR VOTE OR A PROXY STATEMENT, BUT RATHER AN INFORMATION STATEMENT DESIGNED TO INFORM YOU OF THE AMENDMENT AND RESTATEMENT OF OUR CERTIFICATE OF INCORPORATION.

The entire cost of furnishing this Information Statement will be borne by the Company. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Common Stock and Preferred Stock held of record by them.

AUTHORIZATION BY THE BOARD OF DIRECTORS AND THE MAJORITY STOCKHOLDERS

Under the Delaware General Corporation Law and the Company’s Bylaws, any action that can be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if the holders of outstanding stock having not less than the minimum number of votes that will be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted consent to such action in writing.  The approval of the Restated Certificate requires the affirmative vote or written consent of a majority of the issued and outstanding shares of Common Stock and Series A Preferred Stock, voting together as a single class on an as-converted to Common Stock basis. Each Stockholder is entitled to one vote per share of Common Stock and 428.56 votes per share of Series A Preferred Stock held as of the Record Date on any matter which may properly come before the stockholders.

On the Record Date, the Company had 10,508,643 shares of Common Stock issued and outstanding with the holders thereof being entitled to cast one vote per share and 100,000 shares of Series A Preferred Stock with the holders thereof being entitled to cast 428.56 votes per share.

On April 30, 2007, our board of directors (the “Board of Directors”) unanimously adopted resolutions approving the Restated Certificate and recommended that the Stockholders approve the Restated Certificate as set forth in Appendix A. In connection with the adoption of these resolutions, the board of directors elected to seek the written consent of the holders of a majority of our outstanding shares in order to reduce associated costs and implement the proposals in a timely manner.

The increase in our total authorized Common Stock has been effected for the primary purpose of facilitating a share exchange transaction (the “Share Exchange Transaction”) and an equity financing transaction (the “Financing Transaction”), which are described in the section entitled “Amendment and Restatement of Our Certificate of Incorporation” below. In addition to facilitating these transactions, the increase in our total authorized stock will also provide us with greater flexibility with respect to our capital structure for such purposes as additional equity financings and future stock based acquisitions.

The Reverse Split will reduce the number of issued and outstanding shares of our Common Stock and effectively increase the number of authorized and unissued shares of our Common Stock available for future issuance. The Reverse Split has also been implemented to facilitate the Share Exchange Transaction and Financing Transaction.

Our Board of Directors has determined that the change of our name to “American Lorain Corporation” is in the best interest of Stockholders and will more accurately reflect, and allow us to engage in, our anticipated future business operations as described in our Current Report on Form 8-K filed on May 9, 2007.

CONSENTING STOCKHOLDERS

On April 30, 2007, Halter Financial Investments, L.P., being the record holder of 100,000 shares of Series A Preferred Stock, constituting 80.31% of the issued and outstanding shares of Common Stock and Series A Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, consented in writing to the Restated Certificate.

Accordingly, the Company has obtained all necessary corporate approvals in connection with the Restated Certificate. The Company is not seeking written consent from any other Stockholders, and the other Stockholders will not be given an opportunity to vote with respect to the actions described in this Information Statement. All necessary corporate approvals have been obtained. This Information Statement is furnished solely for the purposes of advising Stockholders of the action taken by written consent and giving Stockholders notice of such actions taken as required by the Exchange Act.

The Company will, when permissible following the expiration of the 20 day period mandated by Rule 14c and the provisions of the Delaware General Corporation Law, file the Restated Certificate with the Delaware Secretary of State’s Office. The Restated Certificate will become effective upon such filing and we anticipate that such filing will occur approximately 20 days after this Information Statement is first mailed to Stockholders.

DESCRIPTION OF THE COMPANY’S CAPITAL STOCK

The Company’s authorized capital currently consists of 20,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. Each share of Common Stock entitles its record holder to one (1) vote per share held and each share of Series A Preferred Stock entitles its record holder to 428.56 votes per share held. In the event of a liquidation of the Company, the Series A Preferred Stock shall be treated on an equal basis with the outstanding Common Stock. Holders of the Company’s Common Stock do not have cumulative voting, conversion, redemption rights or preemptive rights to acquire additional shares. Holders of the Series A Preferred Stock do not have cumulative voting rights, redemption rights or preemptive rights and each holder of Series A Preferred Stock is entitled to receive 428.56 shares of Common Stock for each share of Series A Preferred Stock converted. Shares of Series A Preferred Stock are convertible into Common Stock on the earliest to occur of the following: (i) September 30, 2007; (ii) the date the Company consummates a business combination transaction with a corporation or other business entity with current business operations; or (iii) the date such conversion is approved by the Board of Directors of the Company. The number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock will be subject to adjustment in certain circumstances upon any recapitalization, including but not limited to stock splits, readjustments or reclassifications.

In accordance with the Company’s Restated Certificate of Incorporation, the Board of Directors unanimously approved the filing of a Certificate of Designation designating and authorizing the issuance of up to 1,000,000 shares of the Company’s Series B Voting Convertible Preferred Stock (“Series B Preferred Stock”). The Certificate of Designation was filed on April 30, 2007. The holders of Series B Preferred Stock are entitled to vote on all matters together with all other classes of stock on an as-converted to Common Stock basis. Holders of Series B Preferred Stock have protective class voting veto rights on matters, such as business combination transactions, payment of dividends, the issuance of other classes of stock with senior rights, changes to our charter documents and stock redemptions. Shares of Series B Preferred Stock have a senior liquidation payment preference in the event of a liquidation or sale of the company. Shares of Series B Preferred Stock are convertible into Common Stock at an effective rate of 767.635 shares of Common Stock for each share of Series B Preferred Stock converted. Shares of Series B Preferred Stock are subject to the Reverse Split and adjustments to the conversion ratio of the Series B Preferred Stock are made upon events such as the payment of stock dividends, stock splits and recapitalizations.

At the close of business on the Record Date, the Company had 10,508,643 shares of Common Stock issued and outstanding, 100,000 shares of Series A Preferred Stock issued and outstanding, and no shares of Series B Preferred Stock issued and outstanding.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of the Company’s equity securities immediately before and after the closing of the transactions contemplated by the Share Exchange Transaction, which occurred on May 3, 2006 (the “Closing Date”) by:

•
each securityholder known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding securities prior to or immediately after the closing of the transactions contemplated by the Share Exchange Transaction;

•	each current director and each person that will become a director following the closing of the Share Exchange Transaction;

•	each of the named executive officers of the Company listed in the table under the caption “Executive Compensation”;

•	all current directors and executive officers as a group prior to and following the closing of such transactions; and

•	all directors and executive officers as a group following the closing of the Share Exchange Transaction.

Unless otherwise specified, the address of each of the persons set forth below is in care of Millennium Quest, Inc., Beihuan Road, Junan County, Shandong, People’s Republic of China.

	Before Closing of the Share Exchange Transaction					After Closing of the Share Exchange Transaction
Name and Address of Beneficial Owner	Number and Title of Shares Beneficially Owned(1)	% Common Stock(2)	% Series A Preferred Stock(3)	% Series B Preferred Stock(4)	% Total Capital Stock(5)	Number and Title of Shares Beneficially Owned(1)	% Common Stock(2)	% Series A Preferred Stock(3)	% Series B Preferred Stock(4)	% Total Capital Stock(5)
Directors and Officers
Timothy P. Halter(6) 12890 Hilltop Road Argyle, Texas 76226	100,000 (Series A Preferred Stock)	*	100%	*	80.31%	100,000 (Series A Preferred Stock)	*	100%	*	5.24%
Si Chen(7)	0	*	*	*	*	627,897 (Series B Preferred Stock)	0	*	63.00%	58.89%
Mr. Xiandong Zhou	0	*	*	*	*	0	*	*	*	*
Mr. Huangxiang Sheng	0	*	*	*	*	0	*	*	*	*
Directors and officers as a group	100,000 (Series A Preferred Stock)	*	100%	*	80.31%	100,000 (Series A Preferred Stock) 627,897 (Series B Preferred Stock)	*	100%	63.00%	65.13%

	Before Closing of the Share Exchange Transaction					After Closing of the Share Exchange Transaction
Name and Address of Beneficial Owner	Number and Title of Shares Beneficially Owned(1)	% Common Stock(2)	% Series A Preferred Stock(3)	% Series B Preferred Stock(4)	% Total Capital Stock(5)	Number and Title of Shares Beneficially Owned(1)	% Common Stock(2)	% Series A Preferred Stock(3)	% Series B Preferred Stock(4)	% Total Capital Stock(5)
5% Security Holder
Halter Financial Investments, L.P. 12890 Hilltop Road Argyle, Texas 76226	48,000 (Series A Preferred Stock)	*	48%	*	38.55%	48,000 (Series A Preferred Stock)	*	48%	*	2.52%
Halter Financial Group, L.P. 12890 Hilltop Road Argyle, Texas 76226	52,000 (Series A Preferred Stock)	*	52%	*	41.76%	52,000 (Series A Preferred Stock)	*	52%	*	2.72%
David Brigante(8) 12890 Hilltop Rd Argyle, Texas 76226	100,000 (Series A Preferred Stock)	*	100%	*	80.31%	100,000 (Series A Preferred Stock)	*	100%	*	5.24%
George Diamond(9) 12890 Hilltop Road Argyle, Texas 76226	100,000 (Series A Preferred Stock)	*	100%	*	80.31%	100,000 (Series A Preferred Stock)	*	100%	*	5.24%
Marat Rosenberg(10) 12890 Hilltop Road Argyle, Texas 76226	100,000 (Series A Preferred Stock)	*	100%	*	80.31%	100,000 (Series A Preferred Stock)	*	100%	*	5.24%
Mr. Hisashi Akazawa(7)	0	*	*	*	*	697,663 (Series B Preferred Stock)	*	*	70.00%	65.43%
Jeffrey L. Feinberg(11) c/o JLF Asset Management, LLC 2775 Via De La Valle, Suite 204 Del Mar, CA 92014	0	*	*	*	*	68,027.21 (Series B Preferred Stock)	*	*	6.83%	6.39%
Jayhawk Private Equity Fund, L.P. 5410 West 61st Place, Suite 100 Mission, KS 66205	0	*	*	*	*	56,886.92 (Series B Preferred Stock)	*	*	5.71%	5.34%
Kent C. McCartthy(12) 5410 West 61st Place, Suite 100 Mission, KS 66205	0	*	*	*	*	60,468.63 (Series B Preferred Stock)	*	*	6.07%	5.68%
Terry Cononelos 4089 Mount Olympus Way Salt Lake City, UT 84124	1,875,456 (Common Stock)	17.85%	*	*	3.51%	1,875,456 (Common Stock)	17.85%	*	*	*
Dimitri Cocorinis 1200 South Bonneville Drive Salt Lake City, UT 84108	1,486,925 (Common Stock)	14.15%	*	*	2.79%	1,486,925 (Common Stock)	14.15%	*	*	*
Heritage Management Consultants, Inc. 101 Watersedge Hilton Head Island, SC, 29928	1,642,000 (Common Stock)	15.63%	*	*	3.08%	1,642,000 (Common Stock)	15.63%	*	*	*
Chunhua Xiong, Floor 7, Room 702, 128 Prinsep Street, Singapore 188647	4,105,000 (Common Stock)	39.06%	*	*	7.69%	4,105,000 (Common Stock)	39.06%	*	*	*
* Less than 1%

(1)
Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of the Company’s stock.  For each Beneficial Owner above, any options exercisable within 60 days have been included in the denominator.

(2)	Based on 10,508,643 shares of Common Stock issued and outstanding as of the Record Date and as of the Closing Date.

(3)
As of the Record Date and the Closing Date, 100,000 shares of Series A Preferred Stock were issued and outstanding. Shares of Series A Preferred Stock are convertible into shares of the Common Stock on the basis of one share of Series A Preferred Stock for 428.56 shares of Common Stock. Holders of Series A Preferred Stock vote with the holders of Common Stock on all matters on an as converted to Common Stock basis. Each share of Series A Preferred Stock is entitled to 428.56 votes per share whereas each share of Common Stock is entitled to one vote per share.

(4)
No shares of Series B Preferred Stock were issued and outstanding as of the Record Date and 996,718.78 shares of Series B Preferred Stock were issued and outstanding as of the Closing Date. Shares of Series B Preferred Stock will be, upon the occurrence of certain events, convertible into shares of Common Stock on the basis of one share of Series B Preferred Stock for 767.635 shares of Common Stock, which will be adjusted to a conversion ratio of one share of Series B Preferred Stock for 23.375 shares of Common Stock upon the effectiveness of a planned 1-for-32.84 reverse split of the Company’s outstanding Common Stock. All shares of Series B Preferred Stock will be automatically converted into Common Stock upon the effectiveness of such reverse stock split. Holders of Series B Preferred Stock vote with the holders of Common Stock on all matters on an as-converted to Common Stock basis.

(5)
Percentage of Total Capital Stock represents total ownership with respect to all shares of the Company’s Common Stock, Series A Preferred Stock and Series B Convertible Preferred Stock, as a single class and on an as-converted to Common Stock basis.

(6)
Includes 48,000 shares owned by Halter Financial Investments, L.P. (“HFI”) and 52,000 shares owned by Halter Financial Group, L.P. (“HFG”). TPH, L.P. is a limited partner of both HFI and HFG, of which TPH GP, LLC is the sole general partner, of which Timothy P. Halter is the sole member.

(7)
Mr. Akazawa is the record owner of a total of 697,663 shares of the Company’s Series B Preferred Stock. Pursuant to an Option Agreement, dated May 3, 2007, Mr. Akazawa granted to Mr. Chen, the Company’s Chairman and Chief Executive Officer, an immediately exercisable option to acquire 627,897 shares of the Series B Preferred Stock owned by Mr. Akazawa. The exercise price of the option is $66.15 per share and it has a term of 7 years. Since Mr. Chen has the right to acquire these shares from Mr. Akazawa immediately, he is deemed to be the beneficial owner of such shares.

(8)
Includes 48,000 shares owned by HFI and 52,000 shares owned by HFG. Bellfield Capital, L.P. is a limited partner of both HFI and HFG, of which Bellfield Capital Management, LLC is the sole general partner of which David Brigante is the sole member.

(9)
Includes 48,000 shares owned by HFI and 52,000 shares owned by HFG. Colhurst Capital, L.P. is a limited partner of both HFI and HFG, of which Colhurst Capital GP, LLC is the sole general partner of which George L. Diamond is the sole member.

(10)	Includes 48,000 shares owned by HFI and 52,000 shares owned by HFG. Rivergreen Capital, L.L.C. is a limited partner of both HFI and HFG, of which Marat Rosenberg is the sole member.

(11)
Includes 29,811.04 shares owned by JLF Partners I, LP, 2,101.28 shares owned by JLF Partners II, LP and 36,114.89 shares owned by JLF Offshore Fund, Ltd. Jeffrey L. Feinberg is the managing member of JLF Asset Management, LLC, which serves as the management company and/or investment manager to JLF Partners I, LP, JLF Partners II, LP and JLF Offshore Fund, Ltd.

(12)
Includes 56,886.92 shares owned by Jayhawk Private Equity Fund, L.P. and 3,581.71 shares owned by Jayhawk Private Equity Co-Invest Fund, L.P. Kent McCarthy is the Managing Member of Jayhawk Capital Management LLC, which is the General Partner of Jayhawk Private Equity GP, LP, which is the General Partner of both Jayhawk Private Equity Fund, L.P. and Jayhawk Private Equity Co-Invest Fund, L.P.

AMENDMENT AND RESTATEMENT OF OUR CERTIFICATE OF INCORPORATION

On April 30, 2007, our Board of Directors approved, subject to receiving the approval of the holders of a majority of the Company’s outstanding capital stock, an amendment and restatement of our Restated Certificate of Incorporation, which integrates into a single instrument our current Restated Certificate of Incorporation and amends our current Restated Certificate of Incorporation to, among other things, (i) increase our total authorized stock from 20,000,000 to 200,000,000 shares of Common Stock (ii) effect a 1-for-32.84 Reverse Split of our issued and outstanding Common Stock, and (iii) change our name to “American Lorain Corporation” to more accurately reflect our business operations and expand the scope of the business in which we may engage. The Majority Stockholders approved the Restated Certificate, the increase in the Company’s authorized Common Stock, the Reverse Split and the change of our name pursuant to a Written Consent dated as of April 30, 2007. The proposed Restated Certificate is attached hereto as Appendix A.

The Restated Certificate has been adopted to facilitate and effectuate the Share Exchange Transaction and the Financing Transaction which are generally described in the following paragraphs.

In the Share Exchange Transaction, we issued to the stockholders of International Lorain Holding, Inc., a Cayman Islands company (“Lorain Holding”), 697,633 shares of our Series B Preferred Stock in exchange for all of the issued and outstanding capital stock of Lorain Holding. Lorain Holding thereby became our wholly owned subsidiary and the former stockholders of Lorain Holding became our controlling stockholders. Shares of Series B Preferred Stock will be, upon the occurrence of certain events, convertible into shares of Common Stock on the basis of one share of Series B Preferred Stock for 767.635 shares of Common Stock, which will be adjusted to a conversion ratio of one share of Series B Convertible Preferred Stock for 23.375 shares of Common Stock upon the effectiveness of the 1-for-32.84 reverse split of all issued and outstanding Common Stock as discussed hereinafter. The shares of Series B Preferred Stock issued in connection with the Share Exchange Transaction are expected to automatically convert into shares of Common Stock on the first trading day following the Effective Date. After giving effect to the Reverse Split, 16,307,872 shares of Common Stock, constituting approximately 65.43% of our issued and outstanding shares of Common Stock, will be issuable pursuant to the Share Exchange Transaction. Additional information regarding the Share Exchange Transaction is contained in our Current Report on Form 8-K filed with the SEC on May 9, 2007.

The Financing Transaction was consummated in conjunction with the Share Exchange Transaction. In the Financing Transaction, the Company issued and sold to certain accredited investors, in a private placement transaction, 299,055.78 shares of our Series B Preferred Stock for approximately $19.8 million pursuant to a Securities Purchase Agreement, dated May 3, 2007. These shares of Series B Preferred Stock are convertible into 6,990,401 shares of Common Stock based on a 23.375-for-1 conversion ratio and after giving effect to the Reverse Split. Additional information regarding the Financing Transaction is contained in our Current Report on Form 8-K filed with the SEC on May 9, 2007.

1. Increase of Authorized Common Stock of the Company

The increase in the authorized Common Stock is designed primarily to accommodate the conversion of Series A Preferred Stock and Series B Preferred Stock into Common Stock upon completion of the Share Exchange Transaction and Financing Transaction. Absent such an increase in the Company’s authorized Common Stock, there would not be an adequate number of shares of Common Stock into which the shares of Preferred Stock could be converted.

As a result of this situation, our Board of Directors approved the Restated Certificate providing for an increase in our total authorized Common Stock from 20,000,000 to 200,000,000 shares of Common Stock. Likewise, the holders of a majority of our issued and outstanding Common Stock and Series A Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, as of the Record Date, took action by Written Consent to approve the Restated Certificate and increase in our total authorized Common Stock.

The terms of the newly authorized shares of Common Stock will be identical to those of the currently outstanding shares of Common Stock. The authorization of additional shares of Common Stock will not alter the current number of issued shares. However, because holders of Common Stock have no preemptive rights to purchase or subscribe for any unissued stock of the Company, the issuance of any newly authorized shares of Common Stock, upon conversion of the Preferred Stock or otherwise, will reduce the current Stockholders’ percentage ownership interest in the total outstanding shares of Common Stock. Depending upon the circumstances under which newly authorized shares of Common Stock are issued, Stockholders may experience a reduction in stockholders’ equity per share and voting power. The relative rights and limitations of the shares of Common Stock will remain unchanged under the Restated Certificate.

Purpose for Increase and Effects of Increase on Authorized Common Stock

The increase in our total authorized Common Stock has been effected for the primary purpose of facilitating the Share Exchange Transaction and the Financing Transaction. In addition to facilitating these transactions, the increase in our total authorized stock will also provide us with greater flexibility with respect to our capital structure for such purposes as additional equity financings and future stock based acquisitions.

The increase in the number of authorized but unissued shares of Common Stock will enable the Company, without further Stockholder approval, to issue shares from time to time as may be required for proper business purposes, such as raising additional capital for ongoing operations, business and asset acquisitions, stock splits and dividends, present and future employee benefit programs, and other corporate purposes. Having a substantial number of authorized but unissued shares of Common Stock that are not reserved for specific purposes will allow us to take prompt action with respect to corporate opportunities that develop, without the delay and expense of convening a meeting of Stockholders or obtaining the written consent of Stockholders for the purpose of approving an increase in our capitalization. It is not the present intention of our Board of Directors to seek stockholder approval prior to any issuance of shares of Common Stock that would become authorized by the Restated Certificate unless otherwise required by law or regulation.

While the Board of Directors may entertain and seek future financing and acquisition opportunities, there are no definitive financing transactions or business or asset acquisitions contemplated at this time, and the amendment to our Restated Certificate of Incorporation was not proposed with the intent that additional shares be utilized in any specific financing transaction or business or asset acquisition, other than in connection with the Share Exchange Transaction and Financing Transaction.

The increase in the authorized number of shares of Common Stock could have other effects on the Stockholders, depending upon the nature and circumstances of any future issuances of authorized but unissued shares. The increase could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of the Company more difficult. For example, additional shares could be issued by the Company so as to dilute the stock ownership or voting rights of persons seeking to obtain control of the Company. Similarly, the issuance of additional shares to certain persons allied with the Company’s management could have the effect of making it more difficult to remove the Company’s current management by diluting the stock ownership or voting rights of persons seeking to cause such removal.

(2) Adoption of 1-for-32.84 Reverse Stock Split

Our Board of Directors unanimously approved, subject to Stockholder approval, the 1-for-32.84 Reverse Split of our issued and outstanding Common Stock, which will be effectuated in conjunction with the adoption of the Restated Certificate. The Majority Stockholders also approved each of these actions in the Written Consent.

The Reverse Split will reduce the number of issued and outstanding shares of our Common Stock and number of shares of Common Stock issuable upon conversion of our Preferred Stock. The Reverse Split effectively increases the number of authorized and unissued shares of our Common Stock available for future issuance. The Reverse Split will become effective on the Effective Date which occurs when the Restated Certificate is filed with the Secretary of State of the State of Delaware following the expiration of the 20 day period mandated by Rule 14c of the Exchange Act.

On the Effective Date, 32.84 shares of Common Stock will automatically be combined and changed into one share of Common Stock. The table below sets forth, as of the Record Date and as of the Effective Date, the following information both before and after the proposed Reverse Split and assumes the conversion of all shares of Preferred Stock into shares of Common Stock at the applicable conversion ratios:

•	the number of issued and outstanding shares of Common Stock and the number of shares of Common Stock into which the Series A Preferred Stock and Series B Preferred Stock can be converted;

•	the number of shares of Common Stock reserved for issuance upon conversion of the Preferred Stock; and

•	the number of authorized but unissued and unreserved shares of Common Stock.

CAPITALIZATION STRUCTURE OF THE COMPANY AT VARIOUS TIMES (1)
	Capital Structure prior to conversion of issued and outstanding Preferred Stock on Pre-Reverse Split Basis	Capital Structure assuming conversion of issued and outstanding Preferred Stock on Pre-Reverse Split Basis	Capital Structure after conversion of Preferred Stock and Reverse Split
	(As of Record Date)	(As of Record Date)	(On Effective Date)
Issued and outstanding Common Stock	10,508,643	818,480,863.69	24,923,178
Issued and outstanding Series A Preferred Stock	100,000	-0-	-0-
Issued and outstanding Series B Preferred Stock	996,718.78	-0-	-0-
Common Stock reserved for issuance upon conversion of Preferred Stock	807,972,220.69	-0-	-0-
Authorized but unissued and unreserved Common Stock(2)	-0-	-0-	175,076,822

Notes to Table:

(1)
Although certain numbers of Common Stock may appear to exceed the Company’s current authorized Common Stock, this table assumes that all shares of Preferred Stock are convertible and have been converted into Common Stock and that there is sufficient authorized Common Stock into which Preferred Stock can convert at all times.

(2)	Assumes authorized Common Stock as provided for in Restated Certificate.

Purposes for Reverse Split and Effect on Common Stock

As shown in the table above, the Reverse Split of the outstanding shares of our Common Stock will reduce the number of issued and outstanding shares of our Common Stock and effectively increase the number of authorized and unissued shares of our Common Stock available for future issuance. The Reverse Split has also been implemented to facilitate the Share Exchange Transaction and Financing Transaction.

Unless the number of outstanding shares of Common Stock is reduced by the Reverse Split, the number of shares outstanding after the Share Exchange Transaction and Financing Transaction and/or upon the issuance of additional shares to investors will be so great that the per share value of the Company’s stock will be very small. A low stock price can have the effect of reducing the liquidity of a corporation’s stock and the Board of Directors believes that it will not be in the best interests of the corporation to have a very low per share stock price. The Board of Directors hopes that the Reverse Split will result in a higher per share market price of the Common Stock. In addition, the brokerage commissions on the purchase or sale of stock with a relatively low per share price generally tend to represent a higher percentage of the sales price than the commission charges on a stock with a relatively high per share price. The Board of Directors believes these issues are best addressed by increasing the value per share of the Common Stock, which we believe will occur as a result of the Reverse Split.

On the Effective Date, 32.84 shares of Common Stock will automatically be combined and changed into one share of Common Stock. No additional action on our part or any Stockholder will be required in order to effect the Reverse Split. Certificates that represent pre-Reverse Split shares will automatically, and without any action on the part of any person, represent approximately 3.05% of such pre-Reverse Split shares following the Effective Date.

No fractional shares of post-Reverse Split Common Stock will be issued to any stockholder. Accordingly, Stockholders of record who would otherwise be entitled to receive fractional shares of post-Reverse Split Common Stock, will, upon surrender of their certificates representing shares of pre-Reverse Split Common Stock, receive in cash the fair value of fractions of a share as of the time of surrender of such certificates.

We will obtain a new CUSIP number for our Common Stock at the time of the Reverse Split. Following the effectiveness of the Reverse Split, every 32.84 shares of Common Stock presently outstanding, without any action on the part of the stockholder, will represent one share of Common Stock. Subject to the provisions for elimination of fractional shares, as described above, consummation of the Reverse Split will not result in a change in the relative equity position or voting power of the holders of Common Stock.

Federal Income Tax Consequences of the Reverse Split

The combination of 32.84 shares of pre-Reverse Split Common Stock into one share of post-Reverse Split Common Stock should be a tax-free transaction under the Internal Revenue Code of 1986, as amended, and the holding period and tax basis of the pre-Reverse Split Common Stock will be transferred to the post-Reverse Split Common Stock.

This discussion should not be considered as tax or investment advice, and the tax consequences of the Reverse Split may not be the same for all Stockholders. Stockholders should consult their own tax advisors to know their individual Federal, state, local and foreign tax consequences.

3. Name Change and Change of the Purpose of the Company

Our current Restated Certificate of Incorporation states that the name of the Company is “Millennium Quest, Inc.”

Our Board of Directors unanimously approved, subject to Stockholder approval, the Restated Certificate to change the name of our company from “Millennium Quest, Inc.” to “American Lorain Corporation” and to expand the scope of the business in which we engage, thereby allowing us to engage in any lawful activity for which corporations may be organized in the State of Delaware.

Stockholder approval for the Restated Certificate changing the Company’s name was obtained by Written Consent of Stockholders holding at least a majority of our issued and outstanding Common Stock and Series A Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, as of the Record Date. The Restated Certificate effecting the name change will become effective following filing with the Secretary of State of the State of Delaware, which will occur promptly following the 20th day after the mailing of this Information Statement to our Stockholders as of the Record Date.

Purposes for Name Change

In connection with the Share Exchange Transaction and the Financing Transaction, the Board of Directors has determined that the change of our name to “American Lorain Corporation” is in the best interest of Stockholders and will more accurately reflect, and allow us to engage in, our anticipated future business operations as described in our Current Report on Form 8-K filed on May 9, 2007.

CHANGES TO OUR BUSINESS AND CHANGE OF CONTROL

We are a Delaware corporation that was incorporated on February 4, 1986 and we are headquartered in Shandong Province, China. From our inception in 1986 until May 3, 2007, when we completed a reverse acquisition transaction with Lorain Holding, we were a blank check company and did not engage in active business operations other than our search for, and evaluation of, potential business opportunities for acquisition or participation.

On May 3, 2007, we completed a reverse acquisition of Lorain Holding through a share exchange with Lorain Holding’s former stockholders. Upon completion of the reverse acquisition, Lorain Holding became our wholly-owned direct subsidiary and we have assumed the business operations and strategy of Lorain Holding and its Chinese subsidiaries.

Through the reverse acquisition of Lorain Holding, we acquired all of the issued and outstanding capital stock of Lorain Holding, which became our wholly-owned subsidiary, and in exchange for that capital stock we issued to the former stockholders of Lorain Holding 697,663 shares of our Series B Preferred Stock, which will be subsequently converted into 16,307,872 shares of our common stock immediately following the effectiveness of the Restated Certificate. Upon the consummation of the reverse acquisition, the former stockholders of Lorain Holding became our controlling stockholders.

Upon the closing of the reverse acquisition, Timothy P. Halter, our sole director and officer, submitted his resignation letter pursuant to which he resigned from all offices of the Company that he holds effective immediately and from his position as our director that will become effective on or about May 19, 2007, the tenth day following the mailing by us of an information statement to our stockholders that complies with the requirements of Section 14f-1 of the Securities Exchange Act of 1934. Si Chen was appointed as our director at the closing of the Share Exchange Transaction.

As a result of the reverse acquisition transaction with Lorain Holding, we entered into a new business. We are now engaged in the development, manufacture and sale of convenience foods, chestnut products, and frozen, canned and bulk foods. We operate through our indirect Chinese subsidiaries. Our products are sold in 19 provinces and administrative regions in China and 23 foreign countries. We are changing our name to “American Lorain Corporation” to reflect our new business and to be similar to the names of our subsidiary companies.

DISSENTER’S RIGHTS

Under Delaware law, holders of our Common Stock are not entitled to dissenter’s rights of appraisal with respect to our proposed amendment and restatement of our Restated Certificate of Incorporation and the adoption of the Restated Certificate.

FINANCIAL INFORMATION

Certain financial information required under Rule 14c of the Exchange Act can be found in our Current Report on Form 8-K filed on May 9, 2007. Such financial information is incorporated herein by reference.

OTHER INFORMATION

For more detailed information on the Company, the Share Exchange Transaction, the Financial Transaction and other information about the business and operations of the Company, including financial statements and other information, you may refer to our Current Report on Form 8-K filed on May 9, 2007, and other periodic filings made with the SEC from time to time. Copies of these documents are available on the SEC’s EDGAR database at www.sec.gov and a copies of which may be obtained by writing our secretary at the address specified above.

APPENDIX A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MILLENNIUM QUEST, INC.

Millennium Quest, Inc. (hereinafter referred to as the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1. The current name of the Corporation is Millennium Quest, Inc.

2. The name under which the Corporation was originally incorporated is TeraCom, Inc., and the date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware is February 4, 1986.

3. The provisions of the Certificate of Incorporation of the Corporation as heretofore amended and/or supplemented, and as herein amended, are hereby restated and integrated into the single instrument which is hereinafter set forth, and which is entitled the Amended and Restated Certificate of Incorporation of Millennium Quest, Inc.

4. The resolution setting forth the amendment and restatement has been duly approved by the stockholders of the Corporation in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware and is as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation be, and hereby is, amended and restated in its entirety as follows:

FIRST: The name of the corporation (hereinafter referred to as the “Corporation”) is American Lorain Corporation.

SECOND: The address of the Corporation’s registered office in the State of Delaware is 874 Walker Road, Suite C, City of Dover, County of Kent, 19904; and the name of the registered agent of the Corporation in the State of Delaware at such address is United Corporate Services, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of capital stock which the Corporation shall have the authority to issue is Two Hundred Five Million (205,000,000) shares, consisting of Two Hundred Million (200,000,000) shares of common stock, par value $.001 per share (“Common Stock”) and Five Million (5,000,000) shares of preferred stock, par value $.001 per share (“Preferred Stock”).

Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law or by the terms of any series of Preferred Stock. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided.

Authority is hereby expressly granted to the Board of Directors from time to time to issue Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, special voting rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the General Corporation Law of the State of Delaware. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to Preferred Stock of any other series to the extent permitted by law. Except as otherwise specifically provided in this Amended and Restated Certificate of Incorporation, the By-Laws of the Corporation or any agreement in existence from time-to-time among the stockholders of the Corporation and the Corporation, no vote of the holders of Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of Preferred Stock authorized by and complying with the conditions of this Article FOURTH, the right to have such vote being expressly waived by all present and future holders of the capital stock of the Corporation.

Upon this Amended and Restated Certificate of Incorporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), each 32.84 shares of the corporation’s Common Stock, par value $.001 per share (the “Old Common Stock”) issued and outstanding immediately prior to the Effective Time will automatically be reclassified into 1 share of Common Stock, par value $.001 per share, of the corporation (the “New Common Stock”). Each certificate that theretofore represented shares of Old Common Stock represented by such certificate shall thereafter represent that number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified; provided, that each person holding of record a stock certificate or certificates that represented shares of Old Common Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of New Common Stock to which such person is entitled under the foregoing reclassification. The Corporation will not issue fractions of a share and shall pay in cash the fair value of fractions of a share as of the time when those entitled to receive such fractions are determined.

FIFTH: The Board of Directors shall have the power to make, alter, amend or repeal the By-Laws of the Corporation, except to the extent that the By-Laws otherwise provide.

SIXTH: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under § 174 of the General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

SEVENTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of § 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of § 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

EIGHTH: The Corporation shall, to the fullest extent permitted by the provisions of § 145 of the General Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer, this ____ day of _____________, 2007.

Millennium Quest, Inc.

By:
Name:	Si Chen
Title:	Chief Executive Officer